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                                                                     EXHIBIT 8.1

                     [Letterhead of Covington & Burling]



                                                           November 29, 2001


Life Sciences Research, Inc.
PMB #251
211 East Lombard Street
Baltimore, Maryland  21202-6102

Ladies and Gentlemen:

        We have acted as special United States tax counsel to Life Sciences Research, Inc., a Maryland corporation ("LSR"), in connection with (i) the offer (the "Offer") made by LSR to acquire the whole of the issued and to be issued ordinary share capital (including American depositary shares) of Huntingdon Life Sciences Group plc, a United Kingdom company, in exchange for LSR voting common stock, $0.01 par value per share, as described in the Offer Document dated November 29, 2001 (the "Offer Document") and (ii) the preparation and filing of the Registration Statement on Form S-4 which includes the Offer Document, as amended by Amendment No. 3, filed on November 29, 2001 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act").

        In connection therewith, we have participated in the preparation of the summary of principal United States federal income tax consequences set forth under the caption "U.S. Federal Income Tax Consequences" (the "Summary") in the Offer Document which is part of the Registration Statement.

        We have reviewed such questions of law as we have deemed necessary or appropriate for the purposes of this opinion.

        Based upon the foregoing, we are of the opinion that the statements in the Summary, insofar as such statements constitute summaries of the laws, regulations, or legal matters referred to therein, are, subject to the qualifications stated therein, accurate in all material respects and fairly summarize the matters referred to therein.

        The foregoing opinion is based on the Internal Revenue Code of 1986, as amended, Treasury Regulations promulgated thereunder, Internal Revenue Service rulings and pronouncements, and judicial decisions now in effect, any of which may be changed at any time with retroactive effect.

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        We are members of the bar of the State of New York.  We do not express any opinion herein on any matters other than the United States federal income tax law matters specifically referred to herein.

        We hereby consent to the filing of this opinion as Exhibit 8.1 to the Registration Statement and to the reference to our firm in the Summary. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.



                                   Very truly yours,

                                 /s/COVINGTON & BURLING
                                 ----------------------
                                    Covington & Burling